EXHIBIT 10.1

Customer Agreement

This Customer Agreement (this “Agreement”) is made as of July 15, 2014 (the “Effective Date”) between Church & Dwight Co., Inc., with offices at 500 Charles Ewing Blvd., Ewing, New Jersey 08628 (“C&D”) and Neoteric Cosmetics, Inc., with offices at 4880 Havana Street, Suite 400, Denver, Colorado 80239-0019(“Customer”).

W I T N E S S E T H:

WHEREAS, C&D and/or one or more of its affiliates manufactures and/or markets, sells and distributes various products throughout the world and is interested in having Customer sell and distribute certain of C&D’s products;

WHEREAS, Customer wishes to sell and distribute certain of C&D’s products in certain specified retailer channels in the United States in accordance with the terms and conditions hereinafter set forth; and

WHEREAS, Customer currently distributes certain Batiste products pursuant to that certain Distribution Agreement, dated March 1, 2012, between C&D and Customer (the “Batiste Agreement”), which shall remain in effect and govern the terms of distribution of Batiste products by Customer through December 31, 2014 except as expressly set forth in Section 6(e) below, after which sales of Batiste products will be made pursuant to the terms of this Agreement.

NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein the parties hereto do hereby agree as follows:

1.  APPOINTMENT.  C&D hereby appoints Customer, and Customer hereby accepts such appointment, as C&D’s exclusive customer to distribute the ”Products” (as defined below) to the “Authorized Specialty Retailers” (as defined below). C&D shall not directly distribute Products to any Authorized Specialty Retailer for resale in the United States except through Customer. C&D represents and warrants that the Products may be lawfully sold in the United States.

For purposes hereof:

(a)

The “Products” shall be certain products of C&D as authorized by C&D, including without limitation the Batiste brand of products and such additional products as shall be listed on a “Products and Pricing List” to be delivered by C&D as of the Effective Date and from time to time thereafter pursuant to the terms of this Agreement;

(b)

The “Authorized Specialty Retailers” shall be certain specialty retail stores as authorized by C&D in the United States, including without limitation the specialty retail stores as shall be listed on an “Authorized Specialty Retailer List” to be delivered by C&D as of the Effective Date and from time to time thereafter pursuant to the terms of this Agreement;

(c)	C&D reserves the right to add or delete or discontinue Products upon at least ninety (90) days notice to Customer and upon immediate notice in the event of Force Majeure (as hereinafter defined);
(d)

C&D reserves the right to add additional Authorized Specialty Retailers upon advance written request by Customer not more than once per month, as may be mutually agreed to in advance and in writing by the parties; and

(e)

C&D may remove any Authorized Specialty Retailer upon at least four (4) months’ notice if C&D (or an affiliate of C&D) acquires a business that distributes Products directly to such Authorized Specialty Retailer.

2.  TERM.  Unless terminated earlier under other provisions hereof, the term of this Agreement shall be from the Effective Date through December 31, 2016 (the “Initial Term”), and shall thereafter automatically renew for one (1) year renewal terms, subject to being terminated at the end of the Initial Term, or any subsequent one (1) year renewal term, upon at least one hundred twenty (120) days prior written notice given by either party to the other party.

3.  INTELLECTUAL PROPERTY.  (a) As between C&D and Customer, C&D retains the sole and exclusive rights in all the intellectual property, including without limitation the trademarks and trade dress, copyrightable material, domain names, generic top-level domain name (gTLD), and patents used on and/or in connection with any of the Products whether used on Products, packaging, labeling, advertising, sales promotion materials, or otherwise.  Customer shall not attempt directly or indirectly to register any of said intellectual property (the "Intellectual Property") or anything confusingly similar thereto, and shall not at any time do, or cause to be done, any act or thing impairing or tending to impair any of the Intellectual Property.  Upon any termination of this Agreement, Customer shall promptly discontinue all use of the Intellectual Property (including without limitation any advertising and sales promotion materials depicting or embodying any of the Intellectual Property).

(b)  Except as required under paragraph 6(b) hereof, Customer shall not in any way alter, or permit the alteration of, the content, composition, presentation, container, packaging, or trademarks of any of the Products as supplied by C&D or other parties approved by C&D; except Customer may repackage the Products into cartons to meet the requirements of the Authorized Specialty Retailers, overlabel EAN and/or UPC codes and use commercial stickers such as “Try Me Free”, “Buy One Get One Free”, etc. and Customer shall be responsible for any and all costs and responsibilities associated therewith and for otherwise servicing such Authorized Specialty Retailers.  Any material breach of this provision shall subject Customer to termination under the terms of this Agreement.

4.  COMPETITIVE PRODUCTS.  Except for the products listed on the attached “Exhibit A” which Customer is already handling on the Effective Date of this Agreement (the “Competitive Product Exceptions”), Customer shall not, during the term of this Agreement, manufacture, market, distribute or sell any products which are directly competitive with the Products (the “Competitive Products”).  Customer shall notify C&D before Customer begins to manufacture, market, distribute or sell, during the term of this Agreement, any Competitive Products. In the event Customer commences the manufacture, distribution, or sale of Competitive Products, C&D shall have the right to (a) change Customer’s exclusivity to non-exclusivity with respect to Products directly competitive with the Competitive Products at any time upon at least sixty (60) days prior written notice to Customer or (b) discontinue sales to Customer of Products directly competitive with the Competitive Products, but in case of either (a) or (b), such measures may only be taken with respect to the Products that are directly competitive with such Competitive Products that Customer begins to manufacture, distribute or sell and this Agreement shall remain in full effect with respect to all other Products.

5.  SOURCE AND PAYMENT.  (a)  Customer shall obtain Products only from C&D or such other parties as may be approved by C&D in writing at prices and upon payment terms as established and revised by C&D or such other parties from time to time.    The pricing and payment terms applicable to the Products shall be set forth in the Products and Pricing List to be delivered by C&D on the Effective Date and from time to time after the Effective Date hereof, in accordance with Section 13 hereof.  C&D shall give Customer at least ninety (90) days written notice of any increase in C&D's prices for the Products, except that the prices for the Batiste products for the period January 1, 2015 through June 30, 2015 cannot be changed.  For purposes of this Agreement: (i) C&D's prices for Products shall be FOB Customer; (ii) risk of loss or damage with respect to any Products shall pass to Customer at the time and place of delivery of those products to Customer; (iii) title with respect to any products shall pass to Customer at the time and place of delivery of those products to Customer; and (iv) Customer shall be invoiced, and shall make payment, in USD.

(b)  C&D shall use commercially reasonable efforts to have each order for Products delivered by the requested delivery date.  No claim for non-delivery of any order or part thereof or for any breakage, leakage, short delivery or damaged goods will be considered by C&D unless written notice thereof is received by C&D within seven (7) business days of Customer’s receipt of the relevant Products(s).  C&D may satisfy any such claim which is valid by, at its option, either granting appropriate Product credit or by shipping replacement Products.  No cash credit will be given. In the event of any discrepancy between the terms and conditions of any order for Products submitted by Customer and this Agreement, this Agreement shall govern.

6.  SALES AND DISTRIBUTION.  (a)  Customer shall use Customer’s commercially reasonable efforts to promote and increase the sale and distribution of Products to the Authorized Specialty Retailers, while maintaining the reputation of the Products.

(b)  Customer shall be solely responsible for any and all the requirements of the Authorized Specialty Retailers including, but not limited to, maintenance and service or packaging of the Products and any modifications to packaging by Customer shall be the sole responsibility of Customer and be in compliance with all laws and requirements of Authorized Specialty Retailers.

(c)  Customer shall not knowingly export, divert or sell any Products outside of the Authorized Specialty Retailers or the United States.  Furthermore, Customer shall not solicit orders for the Products from any firm, company, or other legal entity outside of the Authorized Specialty Retailers, it being the understanding and intention of the parties hereto that Customer will concentrate Customer’s efforts, relating to the Products, on the Authorized Specialty Retailers in the United States.  In the event C&D becomes aware of any such knowing export or diversion by Customer outside of the Authorized Specialty Retailers, C&D shall have the right to terminate this Agreement immediately upon written notice to Customer, without prejudice to any other actions or remedies available to C&D.  C&D shall have the right at any time during normal business hours to have its representatives inspect Customer’s inventories of the Products wherever they may be located.

(d)  Customer (i) acknowledges that C&D is subject to the US Foreign Corrupt Practices Act as well as anti-bribery and anti-corruption laws in various other jurisdictions, (ii) agrees herein that it shall comply in all respects with such laws, rules and regulations related thereto, and (iii) shall cooperate with C&D and its designees at its expense in any inquiry or investigation of Customer’s or its agents’ conduct or presumed conduct related to compliance or failure to comply with any of the foregoing.

(e) Customer hereby acknowledges that in connection with the transition from sales of Batiste products under the Batiste Agreement to sales of such products under this Agreement, any sales or orders for Batiste products after the Effective Date through December 31, 2014 from new accounts developed solely by C&D shall be for the benefit of C&D, provided that such new accounts are not the Authorized Specialty Retailers.  C&D shall notify Customer of all sales to such new accounts until December 31, 2014 and shall be responsible for fulfilling orders from such new accounts.

7.  ADVERTISING AND SALES PROMOTION.  (a)  C&D shall be responsible for the general marketing, advertising and sales promotion of the Products.

(b)  Customer may carry on marketing, advertising and sales promotion activities for the Products to be sold to Authorized Specialty Retailers provided that Customer shall submit to C&D, for review and approval in advance before use, all proposed marketing, advertising and sales promotion materials developed by Customer for the Products to be sold to Authorized Specialty Retailers.  The use of C&D’s Intellectual Property in the context of such promotions shall be subject to the conditions set forth in Article 3(a) above.  C&D shall not be responsible for any fees, expenses, costs or commitments of any kind incurred by Customer which C&D has not specifically agreed in writing to pay, or reimburse Customer for such; notwithstanding that the related marketing, advertising, or sales promotion plans for the Authorized Specialty Retailers may have been approved by C&D.

(c)  Customer herby acknowledges that costs for any promotional activity (e.g. rollbacks) by Customer for Batiste  incurred before December 31, 2014 shall be at Customer’s expense.  Thereafter, costs for any promotional activity (e.g. rollbacks/specific trade programs) initiated by C&D relating to Batiste or the Products that impact C&D’s accounts and/or may impact Customer’s accounts, shall be at C&D’s expense and any promotional activity (e.g. rollbacks/specific trade programs) initiated by Customer that impact Customer’s Authorized Specialty Retailers shall be at Customer’s expense.

8.  CONFIDENTIAL INFORMATION.  "Confidential Information" shall mean all information one party (“disclosing party”) provides to the other party (“receiving party”) with the exception of only the following:

a)	information that as of the time of receipt by receiving party is in the public domain or subsequently enters the public domain without receiving party’s fault;
b)	information that at the time of receipt by receiving party was already known to receiving party as evidenced by appropriate written records.

Confidential Information shall be used by receiving party only during the term of, and for purposes of, this Agreement.  At all times during and after the term of this Agreement, receiving party shall maintain in confidence and shall see that receiving party’s shareholders, directors, employees and agents maintain in confidence all Confidential Information.  The Confidential Information shall be disclosed by receiving party only to receiving party’s employees whose duties require possession thereof in carrying out receiving party’s activities under this Agreement and (except as may otherwise be indicated by disclosing party at the time specific Confidential Information is provided to receiving party by disclosing party) to governmental authorities as required under applicable law, rule or regulation.  Such disclosure to governmental authorities, however, shall be in such manner as to have the relevant Confidential Information maintained in confidence by such authorities to the extent possible under applicable laws, rules and regulations.  Upon disclosing party's written request, receiving party shall promptly return to disclosing party any and all copies of Confidential Information.

9.  RECORDS.  Customer shall maintain (and shall, during the term of this Agreement and for one year thereafter, permit C&D representatives to examine, upon at least two (2) business days notice and during normal business hours) books and records, including copies of invoices, substantiating the sale of any Product sold by Customer. Such invoices shall be maintained by Customer for at least one year after the year during which the originals of such invoices were rendered and shall show the full name and address of the purchaser (and of the consignee, if different from the purchaser).

10.  RELATIONSHIP; AFFILIATES.  (a) Customer’s conduct of business pursuant to this Agreement shall be on Customer’s own behalf and not in any way on C&D’s behalf or as an agent of C&D.  The expenses, credit risks and other risks associated with such conduct shall be borne solely by Customer.  Neither party shall have the right to enter into any contract or incur any commitment on behalf of the other party.

(b)  As used herein, an “affiliate” of a party hereto is any person, corporation, partnership, or other legal entity, that directly or indirectly (a) owns or controls at least 50% of the ownership or controlling interests in such party hereto, or  (b) is at least 50% owned or controlled by such party hereto, or (c) is at least 50% owned and controlled by a third party that also directly or indirectly owns or controls at least 50% of the ownership or controlling interests in such party hereto.

11. TERMINATION.  (a) A party hereto may terminate this Agreement upon written notice to the other party in the event:

(i)

the other party breaches any material obligation under this Agreement and such breach is not remedied within ten (10) days in the case of failure to make a payment when due, and otherwise within thirty (30) days, after written notice thereof is given by the party not in default; or

(ii)

the other party is nationalized, or is adjudicated to be bankrupt or insolvent, or makes an assignment of its business or assets for the benefit of creditors, or voluntary or involuntarily becomes involved in any bankruptcy or insolvency proceedings for the benefit of creditors, or for the protection of its business or assets from creditors.

(b)  C&D may also terminate this Agreement upon written notice to Customer, if there is any direct or indirect material change in greater than 50% of the ownership or voting control of Customer.

(c)  Any termination of this Agreement shall be without prejudice to the right of the party not in default to recover any payments due to it hereunder and without prejudice to any other rights or remedies the party not in default may have to recover damages, or otherwise, as a result of the breach or default of the other party.

(d)  Customer shall not be entitled to any termination indemnity or compensation upon termination of this Agreement pursuant to the terms hereof.

(e) Upon termination of this Agreement for any reason, C&D shall be entitled to cancel all orders placed by the Customer prior to the termination date whether or not such orders have been accepted by C&D without incurring any damages or liability of whatever nature to the Customer.

(f)  Customer may dispose of any Products in the ordinary course of business during the three (3) month period following termination of this Agreement (the “Transition Period”).  Upon expiration of this Agreement or at the end of the Transition Period, as applicable, (i) C&D may re-purchase from Customer, at the price paid by Customer for such Products, all Products supplied to Customer under this Agreement which are not subject to orders from Authorized Specialty Retailers and are in good and saleable condition or (ii) the parties shall agree otherwise in writing regarding the disposal of Products in a manner that reimburses Customer in full for the price paid by Customer for such Products.

12.  INDEMNIFICATION; INSURANCE.  (a)  Customer shall indemnify and hold harmless C&D, its affiliates, and their respective directors, officers, and employees against any and all claims, demands, proceedings, losses, costs and expenses (including reasonable attorneys’ fees and costs of defense) which may be brought against, suffered, or incurred by any of them due to (i) a breach by Customer or its affiliates of any of its warranties under this Agreement, or (ii) any failure or breach by Customer or its affiliates or agents to store, distribute or transport the Products in compliance with this Agreement and all applicable laws including without limitation claims from retail trade/consumers for non-delivery of any order or part thereof or for any breakage, leakage, short delivery or damaged goods.

(b) C&D shall indemnify and hold harmless Customer, its affiliates, and their respective directors, officers, and employees against any and all claims, demands, proceedings, losses, costs and expenses (including reasonable attorneys’ fees and costs of defense) which may be brought against, suffered, or incurred by any of them due to:

i)	a breach by C&D or its affiliates of any of its warranties under this Agreement;
ii)	the Products not complying with applicable labeling, branding, packaging, or weights and measures laws and regulations in effect as of the date of manufacture;
iii)

the Products not complying with applicable health, safety, environmental, consumer protections laws, or any other laws and/or regulations of any city, municipality, county, provincial, state, federal or international government either in effect as of the date of manufacture or thereafter enacted, and legally applicable to the Products;

iv)

the bodily injury, sickness, disease or death of any person or persons, or damage to or destruction of tangible property, including the loss of use resulting therefrom, caused by defects in the Products, including but not limited to latent defects to the extent not caused by Customer’s distribution of the Products;

v)

the failure or alleged failure of the Products to include instructions, warnings, restrictions, accurate descriptions or other material required by, or to otherwise comply with, any federal, state, provincial, county or local law, rule, regulation or ordinance applicable to the distribution, sale, offering for sale, installation, construction, use, labeling, packaging, chemical content, registration or disposal of the Products;

vi)

the failure to comply with federal, state, provincial, county or local law, rule, regulation or ordinance regarding slavery and human trafficking in any country or countries where C&D manufactures, distributes, sells or purchases its products (e.g., The California Transparency in Supply Chains Act of 2010);

vii)	any third party claims or allegations that the Products infringe the patent, trademark, copyright, trade secret or other intellectual property or proprietary right of any third party; or
viii)	any recall of the Products made by C&D or any applicable regulator or government agency, as further provided in Section 17 below.

(c)  The parties shall maintain during the term of this Agreement the following types of insurance with the limits specified below and Customer’s shall provide that C&D is an additional insured under all the policies for such insurance:

Kind of Insurance	Limits of Liability
Commercial General Liability	US $1,000,000 Combined Single Limit; US$2,000,000 Aggregate (or equivalent)
Property Damage	US $1,000,000 Combined Single Limit; US$2,000,000 Aggregate (or equivalent)

(d)  Customer shall upon request of C&D provide C&D with Certificates of Insurance coverage showing that Customer possesses the above insurance at the stated limits and which provides that said insurance cannot be canceled while this Agreement is in effect or except after ten (10) days' prior written notice to C&D in which event C&D may terminate this Agreement with immediate effect.

13.  ASSIGNABILITY; NOTICE.  This Agreement shall not be assignable by Customer without C&D's prior written consent.

All notices required or permitted under this Agreement shall be addressed as follows:

(a)	If to Customer:

Neoteric Cosmetics, Inc.

4880 Havana Street, Suite 400

Denver, Colorado 80239-0019

ATTN:  Chief Financial Officer

Telefax: 1-303-576-6030

(b)	If to C&D:

Church & Dwight Co., Inc.

ATTN: General Counsel

500 Charles Ewing Blvd.

Ewing, New Jersey 08628

Telefax: 1-609-403-7283

All notices shall be delivered to the other party by: (a) personal delivery; (b) facsimile transmission from the office of the sending party or its legal representative, with a delivery receipt obtained; or (c) internationally recognized courier, prepaid for next business day delivery.

Notices delivered in person shall be deemed to have been delivered upon receipt by the party to which such notice was delivered; notices delivered by facsimile shall be deemed to have been delivered on the date on which the facsimile was sent as evidenced by the transmission receipt; and notices by courier shall be deemed to have been delivered one (1) business day after deposit with such courier as evidenced by the receipt provided by the courier.

14. INTERPRETATION; DISPUTES.  The validity, construction and interpretation of this Agreement shall be governed by the laws of the State of New Jersey without regard to conflict of laws principles thereof.  Both Customer and C&D agree to submit to the exclusive jurisdiction of courts of competent jurisdiction in New Jersey for the resolution of any disputes that may arise under this Agreement.

15.  FORCE MAJEURE.  Neither party shall be liable to the other for any default hereunder which is due to cause beyond the reasonable control of the party in default, including but not limited to the actions or inactions of any government agency or instrumentality, breakdown of plant or machinery or extraordinary shortages of labor, fuel, transportation or materials, fires, floods, earthquakes, war, riots or insurrections or any other contingency interfering with the production, supply, transportation, acceptance or use of  any products covered by this Agreement (collectively “Force Majeure”).  If either party shall seek to rely on Force Majeure, it shall give written notice to the other indicating the details of the act which it claims has put due performance of its obligations beyond its control.

16. ADVERSE EVENT REPORTING. (a)  Each party shall promptly advise the other party of any material communication relating to the Products (and promptly provide copies or notes of any such communication), including but limited to, communications from any regulatory body, complaints, or adverse drug reports.

(b)  Each party shall, during the term of this Agreement, have a continuing obligation to notify the other party of any material adverse event or adverse experience reported to such party arising from or in connection with the use of a Product.  This notification shall occur within a reasonable time period in order for the other party to be able to comply with adverse event reporting requirements imposed by applicable regulatory authorities; provided, however, that Customer shall be responsible for any required reporting to the Authorized Specialty Retailers and C&D shall be responsible for any other or additional required reporting outside the Authorized Specialty Retailers (e.g. Health Canada or United States Food & Drug Administration).

(c) If so requested, each party will provide reasonable assistance to the other party with regard to regulatory, compliance and related matters relating to the Product as expeditiously as possible, at the expense of the party requesting such assistance.

17.  RECALLS.  (a) In the event that: (i) any government or regulatory authority issues a directive or order that a Product manufactured or supplied by C&D hereunder be recalled; or (ii) a court of competent jurisdiction orders such a recall; or (iii) C&D determines that any such Product should be recalled, the parties will take all appropriate corrective actions to protect the public’s health and preserve the Product’s goodwill and reputation.  If a recall is due to (i) or (ii), the party primarily responsible for the cause of the recall will assume responsibility for all such costs and expenses and will reimburse the other party for any costs and expenses incurred by such party.  If a recall is due to (iii), then C&D will initially bear the expenses of the recall until primary responsibility for the cause of the recall is determined, at which time the party primarily responsible for the cause of the recall will assume responsibility for all such costs and expenses and will reimburse the other party for all costs and expenses incurred by such party.    Notwithstanding anything to the contrary herein, in no event will the Customer initiate a recall of Products without giving C&D at least ten (10) days’ (except in the case of an emergency or safety hazard to humans or animals) prior written notice of its intentions, thus giving C&D the opportunity to assess the basis for the recall and to initiate such recall if it deems it to be necessary and advisable under the circumstances.

For the purpose of this Agreement, “Expenses of Recall” will include, without limitation, the expenses of notification of customers, the expenses of return and/or destruction of the recalled Product, any necessary Product rework expense, any penalties assessed by retailers (including lost sales penalties), any legal expenses incurred and other reasonable expenses incurred as a result of the above mentioned action.

(b) In the event a recall of any of the Products is required, Customer shall identify the Authorized Specialty Retailers to which Customer sold those Products and shall retrieve any recalled Products still in possession of such Authorized Specialty Retailer.  Customer shall maintain (and, upon at least twenty-four (24) hours prior written notice, shall permit one or more C&D designees to review during normal business hours) records clearly delineating the Authorized Specialty Retailers to whom Products were sold or otherwise distributed and which lot(s), by lot number, were shipped to such Authorized Specialty Retailers.

18.  PUBLICITY. (a) Other than as set out at clause 18(b), no publicity or public announcement of any kind, written or oral, concerning this Agreement, the relationship of the Parties or their dealings shall be made by or on behalf of either party without the prior written consent of the other party, such consent not to be unreasonably withheld or delayed.

(b) Each party shall be entitled to make such public statements, as in the opinion of the counsel for the party intending to make such public statement, are required to comply with Applicable Law and which in any event contain only the minimum disclosure necessary to comply with the relevant Applicable Law; provided however, that each party shall provide the other party with advance written notice and reasonable opportunity to comment on any public filing statement required by the Securities and Exchange Commission that references this Agreement or the terms herein.

19.  ENTIRE AGREEMENT.  The exhibits and schedules to, or delivered pursuant to, this Agreement, including without limitation the Products and Pricing List and the Authorized Specialty Retailer List, are hereby incorporated in and made a part of this Agreement as if set forth in full herein and are an integral part of this Agreement.  This Agreement and the Batiste Agreement, which shall remain in effect and govern the terms of distribution of Batiste products by Customer through December 31, 2014, contain the entire understanding of the parties with respect to the subject matter of this Agreement and the Batiste Agreement and supersede all prior agreements and understandings between the parties hereto with respect to the transactions contemplated by this Agreement and the Batiste Agreement. There are no representations, promises, warranties, covenants or undertakings other than those expressly set forth in or provided for in this Agreement and the Batiste Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Customer Agreement to be executed by their respective duly authorized representatives as of the date first written above.

NEOTERIC COSMETICS, INC.		CHURCH & DWIGHT CO., INC

By:	/s/ Barry J. Levine	By:	/s/ Stacey Feldman
Name:	Barry J. Levine	Name:	Stacey Feldman
Title:	COO/CFO	Title:	VP Marketing

“PRODUCTS AND PRICING LIST”

The Products and Pricing List shall be delivered to Customer in accordance with the terms of the Customer Agreement entered into between the parties effective July 15, 2014.

“AUTHORIZED SPECIALTY RETAILER LIST”

The Authorized Specialty Retailer List shall be delivered to Customer in accordance with the terms of the Customer Agreement entered into between the parties effective July 15, 2014.

Exhibit A

to Customer Agreement, dated July 15, 2014

"COMPETITIVE PRODUCT EXCEPTIONS"

Includes all products marketed and sold by Customer as of the Effective Date, including the following products, as more fully described in Customer’s filings with the Securities and Exchange Commission:

Operating Segment	Key Products
Household	Scott’s Liquid Gold® Wood Cleaner and Preservative
Scott’s Liquid Gold® Floor Restore
Scott’s Liquid Gold® Wood Wash
Scott’s Liquid Gold® Dust ’N Go Wipes
Scott’s Liquid Gold® Clean Screen
Touch of Scent® Air Freshener

Operating Segment	Key Products
Skin and Hair Care	Alpha Hydrox® Skin Care Products
Neoteric Diabetic® Healing Cream
Neoteric Diabetic® Shampoo and Scalp Care
Neoteric Massage Oils
Montagne Jeunesse Masque Sachets